UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2005

Commission File No. 001-12392

NDCHealth Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	58-0977458
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

NDC Plaza, Atlanta, Georgia	30329-2010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 728-2000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On June 7, 2005, NDCHealth Corporation (“NDCHealth” or the “Company”) issued a press release announcing the sale of NDCHealth Holdings GmbH & Co., the holding company for NDCHealth’s German information management operations, to the 49% minority stockholder and former owner of this business. Under the terms of the agreement, the company received 9.5 million Euro at closing, with an additional 1.5 million Euro payable over three years and guaranteed by WestLB, a Dusseldorf-based bank. Net cash proceeds from the sale will be used to pay down the senor debt. The Company plans to record a loss of approximately $7.4 million on this sale in its discontinued operations.

In addition, NDCHealth has been notified by the Internal Revenue Service that the company’s settlement offer for the worthless stock loss deduction taken in fiscal year 2001 related to the Company’s divestiture of management services has been accepted. As a result of this settlement, the Company plans to record a $3.7 million tax benefit related to the reversal of a tax reserve related to this matter. This benefit will be reflected as part of its discontinued operations.

A copy of the press release issued by the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Exhibit Title
99.1	Press Release dated June 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NDCHealth Corporation (Registrant)

By:	/s/ James W. FitzGibbons
James W. FitzGibbons
Vice President and Chief Accounting Officer

Date: June 7, 2005